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                                                                      EXHIBIT 11

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
    (U.S. DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

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
                                                                                       THREE MONTHS
                                                                                          ENDED
                                                                       YEAR ENDED      ------------
                                                                     --------------      JULY 31,
                                                                     APRIL 30, 1997        1997
                                                                     --------------    ------------
Pro Forma Net Income (Loss)........................................    $     15,401     $    (4,261)
Weighted Average Number of Shares of Common Stock Outstanding......      13,213,666      13,213,666
  -- fully diluted(1)..............................................      14,472,799      14,472,799
Per share data:
  Net Income (Loss) per share......................................    $       1.17     $     (0.32)
  -- fully diluted.................................................    $       1.06           (0.29)
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(1) Giving effect to the exercise of stock options that will be outstanding upon consummation of the Offering.